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              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
                     SERIES C CONVERTIBLE PREFERRED STOCK
                                      OF
                           TOUCH TONE AMERICA, INC.

                     (Pursuant to General Corporation Law
                          of the State of California)


     Touch Tone America, Inc., a corporation organized and existing under the General Corporation Law of the State of California (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on December 31, 1997 pursuant to authority of the Board of Directors as required by the General Corporation Law of the State of California:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     SERIES C CONVERTIBLE PREFERRED STOCK:

                          I.  DESIGNATION AND AMOUNT

     The designation of this series, which consists of 20,000 shares of Preferred Stock, is Series C Convertible Preferred Stock (the "Series C Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

                                   II.  RANK

     The Series C Preferred Stock shall rank (i) prior to the Corporation's common stock, no par value (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series C Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Series C Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series C Preferred Stock


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CERTIFICATE OF DESIGNATION - Page 1

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obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series C Convertible Preferred Stock of the Corporation ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series C Preferred Stock obtained in accordance with Article IX hereof) ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                III.  DIVIDENDS

     A. The holders of record of the shares of Series C Preferred Stock as of the Record Date (as hereinafter defined) shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, cumulative dividends per share of Series C Preferred Stock (the "Dividends") in an amount equal to the Dividend Rate (as hereinafter defined) multiplied by the Liquidation Preference (as hereinafter defined and adjusted), per share for each Quarterly Payment Period (as hereinafter defined) or portion thereof that such Series C Preferred Stock is outstanding. To the extent permitted by applicable law and not prohibited pursuant to the terms of applicable credit instruments, Senior Securities or this Certificate of Designation, the Board of Directors shall declare Dividends to be paid on the last day of each Quarterly Payment Period (each, a "Dividend Payment Date") (or, if such day is not a business day, on the next business day thereafter).

     B. A Quarterly Payment Period shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year.

     C. The Dividend Rate shall mean an annual dividend rate of 8% (i.e., a quarterly dividend rate of 2%).

     D. Dividends shall accrue (whether or not paid) at the Dividend Rate during each Quarterly Payment Period from the Dividend Payment Date immediately preceding such Quarterly Payment Period to the earlier to occur of a conversion event specified in Article VI hereof or the last day of such Quarterly Payment Period, provided that, for the first Quarterly Payment Period, Dividends shall accrue commencing as of the date of initial issuance of the Series C Preferred Stock and shall be payable for the Quarterly Payment Period ending March 31, 1998. Dividends shall be calculated on the basis of a 90-day Quarterly Payment Period and the actual number of days elapsed. The holder of any shares of Series C Preferred Stock which are the subject of a conversion pursuant to Article VI shall, on the Conversion Date (as hereinafter defined), be entitled to receive accrued Dividends on such Series C Preferred Stock which have not been declared and paid on or before such Conversion Date. In addition, in the event a conversion of the Series C Preferred Stock is effected after a Mandatory Redemption Notice (as hereinafter defined) is delivered but prior to a Mandatory Redemption Date (as hereinafter defined), then, to the extent lawful, the Corporation

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shall pay or issue to such holder of Series C Preferred Stock all accrued and unpaid Dividends (whether or not declared) from the last Dividend Payment
Date until the date the converting holder delivered its Notice of Conversion (as hereinafter defined) pursuant to Article VI hereof. Dividends shall be paid in cash, provided the Corporation has assets legally available therefor ("Available Surplus"). If the Corporation either (x) does not have Available Surplus on any date Dividends are payable hereunder or (y) Dividends are not paid in cash on the required dates specified herein, as set forth in Paragraph E. below, such accrued but unpaid Dividends shall be added to the Liquidation Preference of the Series C Preferred Stock effective at the beginning of the period next succeeding the period as to which such Dividends were not paid, and shall thereafter accrue additional Dividends at the Dividend Rate. Any Dividend payment made on Series C Preferred Stock shall be credited against the earliest accrued but unpaid Dividend which has been added to the Liquidation Preference of the Series C Preferred Stocks pursuant to this Paragraph D. and shall reduce the Liquidation Preference by the amount of the Dividend paid.

     E. Dividends, if and when declared on each share of Series C Preferred Stock, shall, to the extent permitted by applicable law, be declared at least twenty (20) business days prior to the next Dividend Payment Date for payment on the next Dividend Payment Date to the holders of record on the date determined in such declaration, which date shall in no event be more than fifteen (15) business days after the date of such declaration (the "Record Date"). Dividends shall be payable on the earlier to occur of (i) a conversion event specified in Article VI hereof, (ii) a redemption transaction referenced in Article V hereof or (iii) each Dividend Payment Date (or if any such day is not a business day, the next succeeding business day).

     F. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend (other than in shares of Junior Securities) or other distribution in respect of its Junior Securities, or call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Securities) any shares of its Junior Securities, any warrants, rights, calls or options exercisable for any shares of Junior Securities.

     G. Each holder of Series C Preferred Stock shall be entitled to participate with the holders of Common Stock equally and ratably (on the basis of the number of shares of Common Stock such holder would then own if it then converted its shares of Series C Preferred Stock pursuant to Article
VI) in any subscription rights or other similar rights to acquire securities or property of the Corporation granted to any holder of Common Stock.

                          IV.  LIQUIDATION PREFERENCE

     If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the

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entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series C Preferred Stock, subject to Article VI, shall have received cash or any other assets of the Corporation in an amount (or having a fair market value) equal to One Thousand Dollars $1,000) per share plus all accrued and unpaid Dividends (the "Liquidation Preference"). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the holders of the Series C Preferred Stock shall be reasonably determined in good faith by the Board of Directors.

                                 V. REDEMPTION

     A. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

          (1) The Corporation (i) fails to (or makes any announcement that it does not intend to) issue without restrictive legend (or to withdraw any stop transfer instructions in respect thereof) any shares of Common Stock issued to the holders of Series C Preferred Stock upon conversion of the Series C Preferred Stock as and when required by this Certificate of Designation or the Option Agreement dated as of December 31, 1997, by and among the Corporation and the other signatories thereto (the "Option Agreement"), which failure continues uncured for a period of three (3) business days or (ii) breaches any of its other obligations and/or

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covenants set forth in the Option Agreement (or makes any announcement that it does not intend to honor the obligations described therein) and, in any case, such failure shall continue uncured (or any announcement not to honor its obligations shall not be rescinded) for thirty (30) business days;

          (2)  A Liquidation Event shall occur;

          (3) The trading in the Common Stock shall have been suspended by the Securities and Exchange Commission (except for any suspension of trading of limited duration not to exceed two (2) business days solely to permit dissemination of material information regarding the Corporation);

          (4) The Corporation shall have its Common Stock delisted from the electronic quotation medium known as the OTC Bulletin Board by which members of the National Association of Securities Dealers, Inc. enter, update and display quotations and other information regarding eligible securities (except if, at the time there is any delisting on the OTC Market, the Common Stock has been listed and approved for trading on either the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market's National Market, or the Nasdaq Stock Market's SmallCap Market within 10 days thereof); or

          (5) Upon (i) the occurrence of a Change of Control (as defined in the Option Agreement) of the Corporation, (ii) a transfer of all or substantially all of the assets of the Corporation to any Person in a single transaction or series of related transactions, or (iii) a consolidation or merger of the Corporation with or into another Person (other than a merger
(x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or in which the Corporation is the surviving entity, or (y) which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (items (ii) and (iii) being referred to as "Sale Events");

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (1), (3), (4) or (5), at the option of the holders of more than 50% of the then outstanding shares of Series C Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraph (2), the Corporation shall purchase each holder's shares of Series C Preferred Stock for an amount per share equal to the sum of (i) the Liquidation Preference of the shares of Series C Preferred Stock outstanding (including any Dividends added thereon in accordance with the provisions hereof for the period beginning on the issuance of such shares of Series C Preferred Stock and ending on the date of payment of the Mandatory Redemption Amount) (the "Mandatory Redemption Date") and (ii) if

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a positive number, the Premium Amount, where Premium Amount means the difference, if a positive number, between (I) the product of (x) the number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock in accordance with Article VI below (treating the Trading Day (as hereinafter defined) immediately preceding the Mandatory Redemption Date as the Conversion Date (unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (y) the Closing Bid Price for the Common Stock on such Conversion Date and (II) the Stated Value of the shares of Series C Preferred Stock outstanding (the sum of such amounts being referred to as the "Mandatory Redemption Amount").

          "Closing Bid Price" shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. ("Bloomberg") on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market-makers for such securities as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by the holders of the Series C Preferred Stock and the Corporation for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Corporation in good faith.

          "Trading Day" shall mean any business day in which at least 1,000 shares of Common Stock are traded on the OTC Market, or any business day in which any other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four (4) hours, as applicable.

     B. In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount for the Series C Preferred Stock within two (2) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series C Preferred Stock shall have the right (but not the obligation) at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series C Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

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     C.   The Corporation may, at its option, voluntarily redeem the Series C
Preferred Stock at the Mandatory Redemption Amount following twenty (20) business days prior written notice to the holders.

                  VI.  CONVERSION AT THE OPTION OF THE HOLDER

     A. CONVERSION AMOUNT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time commencing on the forty-first (41st) day following the issuance of the Series C Preferred Stock, into that certain number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference (including any Dividends added thereon in accordance with the provisions hereof) by (ii) the effective Conversion Price (an "Optional Conversion"). Notwithstanding the foregoing, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event (other than as provided below) shall a holder of shares of Series C Preferred Stock be entitled to convert any such shares of Series C Preferred Stock in excess of that number of shares upon conversion of which the sum of
(x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series C Preferred Stock) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock (the "Limitation on Conversion"). For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period). Upon delivery of written notice by the holder of Series C Preferred Stock to the Corporation, the Limitation on Conversion shall not apply and shall be of no further force and effect following the occurrence of any Mandatory Redemption Event.

     B.   CONVERSION PRICE.

          (1) Subject to subparagraph (2) below, the "Conversion Price" shall be $2.92 provided, on and following each Reset Date, the Conversion Price shall be the lower of $2.92 and two (2) times the then applicable Reset Price. The Reset Price shall be calculated on the first day of each of the calendar months of March through July, 1998 (each such date being a "Reset Date") as the Monthly WASP (as herein defined) for the immediately preceding calendar month (each a "Preceding Month"). The "Monthly WASP" means the daily-weighted average sales

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price on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the daily-weighted average sales price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no daily-weighted average sales price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for all Trading Days during each Previous Month. If the Monthly WASP cannot be calculated for such security on such date on any of the foregoing bases, the Monthly WASP of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of Series C Preferred Stock being converted for which the calculation of the Monthly WASP is required in order to determine the Conversion Price of such Series C Preferred Stock.

          (2) Notwithstanding anything contained in subparagraph (1) above to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consummate a Sale Event or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as hereinafter defined), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (1) of this Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (2) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (2) to become operative.

     C.   ADJUSTMENTS.   The Conversion Price shall be subject to adjustment
from time to time as follows:

          (1)  SHARE REORGANIZATION.  If and whenever the Corporation shall:

               (i) subdivide the outstanding shares of Common Stock into a greater number of shares;

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               (ii)  consolidate the outstanding shares of Common Stock into a smaller number of shares;

               (iii) issue Common Stock or securities convertible into or exchangeable for shares of Common Stock as a stock dividend to all or substantially all the holders of Common Stock; or

               (iv) make a distribution on the outstanding Common Stock to all or substantially all the holders of Common Stock payable in Common Stock or securities convertible into or exchangeable for Common Stock;

(any of such events being herein called a "Share Reorganization"), then in each such case the Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for the purposes of the Share Reorganization or, if no record date is fixed, the effective date of the Share Reorganization, by multiplying the applicable Conversion Price in effect on such record or effective date, as the case may be, by a fraction of which:

               (i) the numerator shall be the number of shares of Common Stock outstanding on such record or effective date (without giving effect to the transaction); and

               (ii) the denominator shall be the number of shares of Common Stock outstanding after giving effect to such Share Reorganization, including, in the case of a distribution of securities convertible into or exchangeable for shares of Common Stock, the number of shares of Common Stock that would have been outstanding if such securities had been converted into or exchanged for Common Stock on such record or effective date.

          (2) RIGHTS OFFERING. If and whenever the Corporation shall issue to all or substantially all the holders of Common Stock, rights, options or warrants under which such holders are entitled, during a period expiring not more than forty-five (45) days after the record date of such issue, to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for equity securities (collectively, the "Derivative Securities")), at a price per share (or, in the case of Derivative Securities, at an exchange or conversion price per share at the date of issue of such securities) of less than 95% of the Market Price of the Common Stock on such record date (any such event being herein called a "Rights Offering"), then in each such case the Conversion Price shall be adjusted, effective immediately after the record date at which holders of Common Stock are determined for the purposes of the Rights Offering, by multiplying the Conversion Price in effect on such record date by a fraction of which:

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               (i)  the numerator shall be the sum of:

                    (a) the number of shares of Common Stock outstanding on such record date; and

                    (b)  a number obtained by dividing:

                         (I)  either,

                         (x) the product of the total number of shares of Common Stock so offered for subscription or purchase and the price at which such shares are so offered, or

                         (y) the product of the maximum number of shares of Common Stock into or for which the convertible or exchangeable securities so offered for subscription or purchase may be converted or exchanged and the conversion or exchange price of such securities, or, as the case may be, by

                         (II) the Market Price of the Common Stock on such
                    record date; and

               (ii) the denominator shall be the sum of:

                    (a) the number of shares of Common Stock outstanding on such record date; and

                    (b) the number of shares of Common Stock so offered for subscription or purchase (or, in the case of Derivative Securities), the maximum number of shares of Common Stock for or into which the securities so offered for subscription or purchase may be converted or exchanged).

To the extent that such rights, options or warrants are not exercised prior to the expiry time thereof, the Conversion Price shall be readjusted effective immediately after such expiry time to the Conversion Price which would then have been in effect upon the number of shares of Common Stock (or Derivative Securities) actually delivered upon the exercise of such rights, options or warrants. For purposes of this Paragraph, "Market Price" shall mean the lowest

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Closing Bid Price of the Common Stock during the twenty (20) Trading Day period ending one (1) Trading Day prior to the applicable date.

          (3) SPECIAL DISTRIBUTION. If and whenever the Corporation shall issue or distribute to all or substantially all the holders of Common Stock:

               (i) shares of the Corporation of any class, other than Common Stock;

               (ii)  rights, options or warrants; or

               (iii) any other assets (excluding cash dividends and equivalent dividends in shares paid in lieu of cash dividends in the ordinary course);

and if such issuance or distribution does not constitute a Share Reorganization or a Rights Offering (any such event being herein called a "Special Distribution"), then in each such case the Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for purposes of the Special Distribution, by multiplying the Conversion Price in effect on such record date by a fraction of which:

               (i)  the numerator shall be the difference between:

                    (a) the product of the number of shares of Common Stock outstanding on such record date and the Market Price of the Common Stock on such date; and

                    (b) the fair market value, as determined by the Directors (whose determination shall be conclusive), to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution (net of any consideration paid therefor by the holders of Common Stock), and

               (ii) the denominator shall be the product of the number of shares of Common Stock outstanding on such record date and the Market Price of the Common Stock on such date.

          (4)  CAPITAL REORGANIZATION.  If and whenever there shall occur:

               (i) a reclassification or redesignation of the shares of Common Stock or any change of the shares of Common Stock into other shares, other than in a Share Reorganization;

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               (ii)  a consolidation, merger or amalgamation of the Corporation with, or into another body corporate; or

               (iii) the transfer of all or substantially all of the assets of the Corporation to another body corporate;

(any such event being herein called a "Capital Reorganization"), then in each such case the holder who exercises the right to convert the shares of Series C Preferred Stock after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled upon the exercise of the conversion privilege, the aggregate number of shares or other securities or property of the Corporation or of the body corporate resulting from such Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holders had been the holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion of the Series C Preferred Stock; PROVIDED, HOWEVER, that no such Capital Reorganization shall be consummated in effect unless all necessary steps shall have been taken so that such holders of the Series C Preferred Stock shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the body corporate resulting from such Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained above.

          (5) ADJUSTMENT RULES. The following rules and procedures shall be applicable to adjustments made in this Article VI:

               (i) no adjustment in the Conversion Price shall be required unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect; PROVIDED, HOWEVER, that any adjustments which, but for the provisions of this clause would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

               (ii) no adjustment in the Conversion Price shall be made pursuant to this Article VI in respect of the issue from time to time of Common Stock to holders of Common Stock who exercise an option to receive substantially equivalent dividends in Common Stock in lieu of receiving cash dividends in the ordinary course; and

               (iii) if a dispute shall at any time arise with respect to any adjustment of the Conversion Price, such dispute shall be conclusively determined by the

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          auditors of the Corporation or, if they are unable or unwilling to act, by a firm of independent chartered accountants selected by the Directors of the Corporation and any such determination shall be binding upon the Corporation and the holders of Series C Preferred Stock.

          (6) CERTIFICATE AS TO ADJUSTMENT. The Corporation shall from time to time promptly after the occurrence of any event which requires an adjustment in the Conversion Price deliver to the holders of Series C Preferred Stock a certificate specifying the nature of the event requiring the adjustment, the amount of the adjustment necessitated thereby, the Conversion Price after giving effect to such adjustment and setting forth, in reasonable detail, the method of calculation and the facts upon which such calculation is based.

          (7) NOTICE TO HOLDERS. If the Corporation shall fix a record date for:

               (i) any Share Reorganization (other than the subdivision of outstanding Common Stock into a greater number of shares or the consolidation of outstanding Common Stock into a smaller number of shares),

               (ii)  any Rights Offering,

               (iii) any Special Distribution,

               (iv) any Capital Reorganization (other than a reclassification or redesignation of the Common Stock into other shares), or

               (v)   any cash dividend,

the Corporation shall, not less than 10 days prior to such record date or, if no record date is fixed, prior to the effective date of such event, give to the Purchasers notice of the particulars of the proposed event or the extent that such particulars have been determined at the time of giving the notice.

     D.   CONVERSION METHOD.

          (1) NOTICE OF CONVERSION. In order to convert Series C Preferred Stock into full shares of Common Stock, a holder of Series C Preferred Stock shall submit a copy of the fully executed notice of conversion in the form attached to the Option Agreement ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or, at the option of such holder, the Corporation's designated transfer agent for the

Series C Preferred Stock, which notice shall specify (w) the names and addresses of the Persons to whom certificates for shares of Common Stock shall be issued, (x) the number of shares of Series C Preferred Stock to be converted, (y) the applicable Conversion Price and (z) a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion. In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (3) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the Series C Preferred Stock to be converted of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

          (2) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

          (3) DELIVERY OF COMMON STOCK UPON CONVERSION. The Corporation shall issue and deliver, within five (5) business days after the delivery of a Notice of Conversion (the "Delivery Period") (or cause its transfer agent to so issue and deliver) to or upon the order of the holder that number of shares of Common Stock for the portion of the shares of Series C Preferred Stock converted as shall be determined in accordance herewith. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $1,000 per day in cash for each of the first five (5) business days following the Delivery Period and $2,500 per day in cash for each day thereafter that the Corporation fails to deliver Common Stock issuable upon surrender of shares of Series C Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock. Such cash amount shall be paid to such holder by the last business day of the week in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the week following the week in which it has accrued), shall be convertible into shares of Common Stock in accordance with the terms of this Article VI. The Corporation agrees that, in addition to any other remedies which may be available to the holders, including, but not limited to, the remedies set forth herein, in the event the Corporation fails for any reason to effect delivery to a holder of certificates as contemplated herein representing the shares of Common Stock on or prior to the Delivery Period, it will be entitled, if prior to the delivery of such certificates, to revoke the Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

          (4) FAST AUTOMATED SECURITIES TRANSFER. Provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, in lieu of delivering physical certificates representing the Common Stock issuable upon conversion, upon request of the holder and its compliance with the provisions contained herein, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.
The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

          (5) ACCOUNTING MECHANISM. If the Corporation's transfer agent is not participating in the DTC Fast program, notwithstanding anything to the contrary set forth herein, upon conversion of the Series C Preferred Stock in accordance with the terms hereof, the holder shall not be required to physically surrender to the Corporation a stock certificate representing the Series C Preferred Stock being converted. Rather, records showing the Liquidation Preference converted (or otherwise redeemed) and the date of each such conversion or redemption shall be maintained on a ledger (the "Ledger") substantially in the form attached to the Notice of Conversion (a copy of which shall be delivered to the Corporation or transfer agent). In the event of any dispute or discrepancy, the provisions of Paragraph D(1) above shall control. The holder and any assignee, by acceptance of the Series C Preferred Stock, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Series C Preferred Stock, the Liquidation Preference represented by any stock certificate representing the Series C Preferred Stock will be the amount indicated in the Ledger (which may be less than the amount stated on the face thereof). It is specifically contemplated that the holder hereof shall act as the calculation agent for conversions and redemptions.

          (6) NO FRACTIONAL SHARES. If any conversion of Series C Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be the next higher number of shares.

          (7) CONVERSION DATE. The "Conversion Date" shall be the date specified in the Notice of Conversion, PROVIDED that the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation or its transfer agent before the Conversion Deadline Notice. The Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series C Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series C Preferred Stock shall survive to the extent the Corporation fails to deliver such securities. If the stock transfer books of the Corporation are closed on the Conversion Date, the Conversion Date for purposes of determining record ownership shall be the next succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Conversion Price in effect on the Conversion Date specified in the Notice of Conversion.

     E. RESERVATION OF COMMON STOCK. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series C Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series C Preferred Stock, 14,000,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series C Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased, if necessary, from time to time in accordance with the Corporation's obligations hereunder. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series C Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series C Preferred Stock.

     If at any time a holder of shares of Series C Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date, pro rata based on the ratio that the number of shares of Series C Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series C Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as hereinafter defined) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder of any Excess Amount payments ("Conversion Default Payments") for a Conversion Default in the amount of (i) (N/365), multiplied by (ii) the Stated Value multiplied by (iii) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (iv) .24, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series C Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

          (1) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

          (2) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares).

          Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                      VII.  PAYMENT OF ADDITIONAL AMOUNTS

     A. Any and all payments by the Corporation hereunder to any holder of Series C Preferred Stock and each "qualified assignee" thereof shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") unless such Taxes are required by law or the administration thereof to be deducted or withheld. If the

Corporation shall be required by law or the administration thereof to deduct or withhold any Taxes from or in respect of any sum payable with respect to the Series C Preferred Stock (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Paragraph) such holder of Series C Preferred Stock receives an amount equal to the sum it would have received if no such deduction or withholding had been made; (ii) the Corporation shall make such deductions or withholdings; and (iii) the Corporation shall forthwith pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law. A "qualified assignee" of a holder of Series C Preferred Stock is a person that is organized under the laws of (I) the United States or (II) any jurisdiction other than the United States or any political subdivision thereof and that (y) represents and warrants to the Corporation that payments of the Corporation to such assignee under applicable law would not be subject to any Taxes and (z) from time to time, as and when requested by the Corporation, executes and delivers to the Corporation and the Internal Revenue Service forms, and provides the Corporation with any information, necessary to establish such assignee's continued exemption from Taxes under applicable law.

     B. The Corporation shall forthwith pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies hereinafter referred to as "Other Taxes") which arise from any payment made under this Certificate of Designation or the transactions contemplated hereby.

     C. The Corporation shall indemnify each holder of Series C Preferred Stock, or qualified assignee, for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Paragraph) paid by each holder of Series C Preferred Stock, or qualified assignee, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such holder of Series C Preferred Stock or assignee makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes submitted to the Corporation by such holder of Series C Preferred Stock or assignee shall be conclusive evidence of the amount due from the Corporation to such party.

     D. Within 30 days after the date of any payment of Taxes, the Corporation will furnish to each holder of Series C Preferred Stock the original or a certified copy of a receipt evidencing payment thereof.

                             VIII.  VOTING RIGHTS

     A. The holders of the Series C Preferred Stock have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of California ("CGCL"), in this Article VIII, and in Article IX below.

     B. Notwithstanding the above, the Corporation shall provide each holder of Series C Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed Sale Event, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least five (5) days prior to the record date specified therein (or twenty
(20) Trading Days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     C. To the extent that under the CGCL the vote of the holders of the Series C Preferred Stock, voting separately as a class or Series Cs applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Preferred Stock (except as otherwise may be required under the CGCL) shall constitute the approval of such action by the class. To the extent that under the CGCL holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. holders of the Series C Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the CGCL.

                          IX.  PROTECTIVE PROVISIONS

     So long as shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the CGCL) of the holders of at least 80% of the then outstanding shares of Series C Preferred Stock:

     A. alter or change the rights, preferences or privileges of the Series C Preferred Stock or any Senior Securities so as to affect adversely the Series C Preferred Stock:

     B. create any new class or series of Senior Securities having a preference over the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation;

     C. create any new class or series of Pari Passu Securities ranking pari passu with the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation;

     D.   increase the authorized number of shares of Series C Preferred
Stock; or

     E. do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event holders of at least 80% of the then outstanding shares of Series C Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock, pursuant to subsection A. above, so as to affect the Series C Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of ten (10) Trading Days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series C Preferred Stock.

                           X.  PRO RATA ALLOCATIONS

     The Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series C Preferred Stock based on the number of shares of Series C Preferred Stock then held by each holder relative to the total aggregate number of shares of Series C Preferred Stock then outstanding.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 31st day of December, 1997.


                                       TOUCH TONE AMERICA, INC.


                              By: /s/ Kerry Rogers
                                 ---------------------------------------
                              Its: President and Chief Executive Officer
                                  --------------------------------------

                                   EXHIBIT A

                             NOTICE OF CONVERSION

                   (TO BE EXECUTED BY THE REGISTERED HOLDER
               IN ORDER TO CONVERT THE SERIES C PREFERRED STOCK)


     The undersigned hereby irrevocably elects to convert _______ shares of Series C Preferred Stock, represented by stock certificate No(s). _________(the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Touch Tone America, Inc. (the "Corporation") according to the conditions of the Certificate of Designation of Series C Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

                           Date of Conversion:
                                              --------------------------------
                           Applicable Conversion Price:
                                                       -----------------------

                           Number of Shares of
                           Common Stock to be Issued:
                                                     -------------------------

                           Signature:
                                     -----------------------------------------

                           Name:
                                ----------------------------------------------

                           Address:
                                   -------------------------------------------